Exhibit 5.1

January 17, 2007

Atlas Energy Resources, LLC

311 Rouser Road

Moon Township, PA 15108

Ladies and Gentlemen:

We have acted as counsel to Atlas Energy Resources, LLC, a Delaware limited liability company (“Atlas”) in connection with the preparation and filing by it of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”) with respect to the offer and sale by Atlas of up to 3,742,000 common units representing Class B limited liability company interests of Atlas (the “Common Units”) in connection with Atlas’ Long-Term Incentive Plan (the “Plan”). In connection therewith, you have requested our opinion as to certain matters referred to below.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by Atlas in connection with the registration of the Common Units. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

1. Atlas is a limited liability company which has been duly formed, is validly existing and is in good standing under the Delaware Limited Liability Company Act.

2. The Common Units, when issued and paid for, to the extent required, in accordance with the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware Limited Liability Company Act, as currently in effect. We note that, with respect to opinion 2 above, the Delaware Limited Liability Company Act provides that any member who receives a distribution in violation of such Act may be liable for the return thereof.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ledgewood
LEDGEWOOD, a professional corporation